SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   February 25, 2000


                       BIRMINGHAM UTILITIES, INC.

         (Exact name of registrant as specified in its charter)


     Connecticut              0-6028              06-0878647

    (State or other         (Commission         (I.R.S. Employer
    jurisdiction of         File Number)        Identification No.)
    Incorporation)


230 Beaver Street, Ansonia, CT               06401-0426

(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code (203)  735-1888


     (Former name or former address, if changed since last report)


PAGE 2

Item 5.  Other Events.

     On February 25, 2000, Birmingham Utilities, Inc. (the "Company") announced it has received a draft approval from the Department of PublicUtility Control ("DPUC"), on the Company's application to sell 570 acres in the City of Ansonia and Town of Seymour for $6,050,000 to The Trust for Public Land ("TPL"). Not less than 85% of this property will be utilized for open space.

     A second draft approval from the DPUC has also been received by the Company on its application to sell a 42.5 acre parcel, adjacent to the Ansonia Nature Center, for $200,000 to TPL who, in turn, will convey it to the City of Ansonia as the ultimate Buyer. This property also will be used for open space.

     Birmingham Utilities, Inc. is gratified to have been privileged to work with TPL to bring these sales to fruition. They will provide an additional 622 acres toward the State of Connecticut's established goal of 21% open space by the year 2023. Both sales are expected to close during the second quarter of this year.

     The Company also announced net earnings of $919,897 for 1999.
The Company's net income in 1999 was derived entirely from utility operations and represented a 43% increase over net income derived from utility operations in 1998. Strong water sales due to an extended dry period in 1999, together with the Company's ability to maintain operating expenses approximately at 1998 levels, allowed the Company to achieve these improved results. The Company's net income in 1998, however, had also included $3,354,240 derived from the sale of approximately 889 acres of excess land to the City of Derby and the Towns of Seymour and Oxford. The Company had no land sales in 1999. Accordingly, the Company's overall 1999 net income of $919,897 was substantially less than its 1998 net income of $3,910,793.


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIRMINGHAM UTILITIES, INC.
                                        (Registrant)



Date: March 9, 2000                By /s/ John S. Tomac, President
                                        John S. Tomac, President